Exhibit 99.1

                                    NEWS RELEASE

Contact:	Mickey Foster Vice President Corporate and Investor Relations (732) 933-5140

FOR IMMEDIATE RELEASE

MILLENNIUM CHEMICALS REPORTS
FIRST QUARTER 2003 OPERATING RESULTS

-- 1Q03 EPS loss of $(0.80) --
-- 1Q03 EPS loss of $(0.72) excluding unusual items --

-- "The findings of an outside independent review of Millennium's business plan, strategic options and competitive position confirm the attractiveness of our larger businesses. They also affirm the importance of continuous improvement in our cost structure while delivering improved value to our customers," says Landuyt --

Red Bank, New Jersey, April 28, 2003 -- Millennium Chemicals (NYSE-MCH) (“Millennium” or the “Company”) announced today a first quarter 2003 EPS loss of $(0.80) compared to an EPS loss of $(5.30) in the first quarter of 2002 including the cumulative effect of accounting changes and unusual items. Excluding the accounting changes and unusual items, the first quarter 2003 EPS loss was $(0.72) compared to an EPS loss of $(0.50) in the first quarter of 2002.1

Operating income from majority owned businesses was $29 million, an improvement from $10 million in the first quarter of 2002 and $26 million in the fourth quarter of 2002. First quarter 2003 sales from those businesses were $415 million compared to $351 million in the first quarter of 2002.

In the first quarter of 2003 Millennium reported a net loss of $(51) million compared to a net loss of $(337) million in the first quarter of 2002. The cumulative effect of the accounting change for SFAS No. 142, “Goodwill and Intangible Assets,” reported in the first quarter of 2002 due to the write-off of certain of Millennium’s and Equistar’s goodwill was $(305) million or $(4.80) per share. The cumulative effect of the accounting change for SFAS No. 143, “Accounting for Asset Retirement Obligations,” reported in the first quarter of 2003 due to required changes in the method for recognition of asset retirement obligations was $(1) million or $(0.02) per share. Millennium’s share of Equistar’s loss on the sale of assets was $(4) million or $(0.06) per share in the first quarter of 2003. Excluding the accounting changes and unusual items, the net loss was $(46) million in the first quarter of 2003 and $(32) million in the first quarter of 2002. Including the accounting changes and unusual items, basic and diluted EPS losses in the first quarter were $(0.80), compared to basic and diluted EPS losses of $(5.30) in the comparable period last year.

TITANIUM DIOXIDE

The Titanium Dioxide (TiO2) segment reported first quarter operating income of $21 million, compared to $10 million in the first quarter last year and $17 million in the fourth quarter of 2002.

In local currencies, average first quarter prices increased 10 percent from the first quarter of 2002 and 2 percent from the fourth quarter of 2002. In US dollar terms, the worldwide average first quarter price increased 16 percent from the first quarter last year and 5 percent from the fourth quarter of 2002.

First quarter 2003 TiO2 sales volume of 145,000 metric tons represents a decrease of 5 percent from the first quarter of 2002 and an increase of 2 percent from the fourth quarter of 2002. Volume was up sequentially in each of the three months of the first quarter of 2003.

The first quarter 2003 TiO2 operating rate was 88 percent of annual nameplate capacity of 690,000 metric tons compared to 81 percent in the first quarter of 2002, and 96 percent in the fourth quarter of 2002.

Outlook

Earnings are expected to improve in the second quarter of 2003 over the first quarter as sales volume should increase seasonally due to the North American and European coatings season. Manufacturing costs per metric ton are also expected to improve with higher operating rates and global TiO2 price increases should continue to be gradually realized.

ACETYLS

The Acetyls segment reported first quarter operating income of $7 million compared to a loss of $(7) million in the first quarter of 2002 and income of $9 million in the fourth quarter of 2002.

The average US dollar aggregate price for VAM and acetic acid in the first quarter of 2003 increased 34 percent compared to the first quarter of 2002 and 10 percent from the fourth quarter of 2002. Margins for the same periods of time have not similarly increased due to rising natural gas feedstock prices. Aggregate volumes for VAM and acetic acid in the first quarter of 2003 increased 17 percent from the first quarter of 2002 and decreased 7 percent from the fourth quarter of 2002.

Natural gas and ethylene prices increased significantly in the first quarter of 2003 due to cold weather in certain regions of the US and events in the Middle East. The higher costs helped to support the previously announced price increases for acetyls products, but the price increases have not been sufficient to fully offset rising natural gas prices; accordingly, the profitability of the Acetyls business segment was adversely affected in the first quarter of 2003.

Outlook

Acetyls profitability in the second quarter of 2003 is expected to be lower than in the first quarter as anticipated lower natural gas feedstock costs are offset by the adverse effects of an extended acetic acid plant shutdown.

SPECIALTY CHEMICALS

The Specialty Chemicals segment reported first quarter operating income of $2 million compared to $4 million in the first quarter of 2002 and a loss of $(2) million in the fourth quarter of 2002. Sales volume increased 7 percent from the first quarter of 2002 and was up 13 percent from the fourth quarter of 2002. Average selling prices decreased less than 1 percent compared to the first quarter of 2002 and increased 8 percent from the fourth quarter of 2002.

Outlook

Earnings in the second quarter of 2003 are expected to be comparable to the first quarter of 2003.

EQUISTAR

Millennium’s 29.5 percent stake in Equistar generated a first quarter post-interest equity loss of $(45) million, or $(41) million excluding a loss on sale of assets, compared to $(39) million of equity loss in the first quarter of last year and a $(35) million equity loss in the fourth quarter of 2002.

While ethylene and polymer sales prices averaged approximately 10 cents per pound higher compared to the first quarter of 2002, the average cost of ethylene production in the first quarter of 2003, as reported by Chemical Marketing Associates Inc. (CMAI), more than offset those price increases. Equistar’s combined ethylene and derivatives sales volume was essentially flat in the first quarter of 2003 compared to the first quarter of 2002.

Rapidly escalating natural gas and crude oil prices in the first quarter of 2003 caused the cost of ethylene to increase dramatically from the fourth quarter of 2002. CMAI estimates that in the first quarter of 2003 the cost of ethylene production increased more than 5 cents per pound from the fourth quarter of 2002. While Equistar’s product sales price increases in ethylene, polyethylene and ethylene glycol more than equaled the higher ethylene costs, the timing of the price increases was such that the average product margin in the first quarter of 2003 was lower than the average fourth quarter 2002 product margin. Equistar’s combined ethylene and ethylene derivatives sales volume was essentially unchanged versus the fourth quarter of 2002.

Millennium’s share of Equistar’s operating loss was $(27) million, before unusual items, on underlying first quarter 2003 sales of $484 million. Equistar did not distribute any cash to Millennium in the first quarter, and distributions are not expected until profit levels improve.

Outlook

While raw material and energy costs peaked in late February and early March, they have since moderated. This, together with increased prices in Equistar’s ethylene chain and co-products, has improved ethylene chain economics, particularly for production from crude oil-based raw materials. However, the combination of increased product prices and global economic and political uncertainty is negatively impacting Equistar sales volume early in the second quarter.

INCOME TAXES

Income tax benefits associated with Millennium’s first quarter 2003 net operating losses have not been recognized. Millennium’s first quarter 2003 income tax provision primarily represents a provision for income taxes in jurisdictions where profits were reported in the quarter. Millennium’s effective tax rate may change significantly from quarter to quarter during 2003, dependent upon its quarterly assessment of deferred tax assets and its pre-tax operating result. In the first quarter of 2002 income tax benefits associated with losses were recognized.

DEBT AND CAPITAL SPENDING

Net Debt (as defined in the Company’s credit agreement) at March 31, 2003 totaled $1.132 billion compared to $1.103 billion at December 31, 2002. John E. Lushefski, Senior Vice President and Chief Financial Officer, said, “Millennium recently renegotiated its bank covenants and sold $100 million of senior unsecured notes due 2008 priced at a premium to yield 7.13%. Net proceeds of approximately $107 million were used to repay outstanding borrowings under the revolving credit facility and for general corporate purposes, increasing our liquidity and financial flexibility.”

Net interest expense was $22 million in the first quarter of 2003, an increase of $1 million over the first quarter of 2002 and flat with the fourth quarter of 2002. Capital spending was $8 million during the quarter and spending is expected to be about $60 million in 2003.

Dividends

Millennium expects to declare a quarterly dividend on its common stock of $0.135 per share. The dividend would be payable on June 30, 2003 to shareholders of record on June 11, 2003. The ex-dividend date would be June 9, 2003.

The indenture governing Millennium’s 9.25% Senior Notes contains a covenant that would prohibit the ability to pay dividends on its common stock, repurchase stock, and make other types of restricted payments if such restricted payments would exceed a defined restricted payments basket. The basket is reduced by the amount of each such restricted payment. It is increased by 50 percent of the Company’s cumulative net income since June 30, 2001, excluding its equity in the earnings or loss of Equistar; by 50 percent of its cash distributions from Equistar; and by 100 percent of the net cash proceeds from the sale by the Company of its Common Stock. It is decreased by 100 percent of the Company’s cumulative net loss since June 30, 2001, excluding its equity in the earnings or loss of Equistar. Upon the filing of the Company’s first quarter of 2003 Form 10-Q, the amount of the restricted payments basket is expected to be $39 million, before considering the dividend expected to be declared later in the second quarter of 2003. The level of the “restricted payments basket” and therefore Millennium’s ability to pay future dividends is dependent upon future earnings and/or its distributions from Equistar.

INDEPENDENT REVIEW CONDUCTED

William M. Landuyt, said, “Recently we conducted an outside independent review of Millennium’s business plan, strategic options and competitive position. The findings of this review confirm the attractiveness of our larger businesses. They also affirm the importance of continuous improvement in our cost structure while delivering improved value to our customers. We have made great strides in improving our cost position, and our focus on operational excellence must and will remain our top priority in order to realize further improvement in global manufacturing productivity, business process efficiency, our organization and our cost structure. We are currently undertaking a fresh and independent review of our organizational structure to ensure alignment around these priorities. Our resources will continue to be focused primarily on efforts to increase efficiency and improve profitability.”

Millennium Chemicals (website: www.millenniumchem.com) is a major international chemicals company, with leading market positions in a broad range of commodity, industrial, performance and specialty chemicals.

Millennium Chemicals is:

  The second-largest producer of TiO2 in the world, the largest merchant seller of titanium tetrachloride and a major producer of zirconia, silica gel and cadmium/based pigments;

  The second-largest producer of acetic acid and vinyl acetate monomer in North America;

  A leading producer of terpene-based fragrance and flavor chemicals; and,

  Through its 29.5% interest in Equistar Chemicals, LP, a partner in the second-largest producer of ethylene and third-largest producer of polyethylene in North America, and a leading producer of performance polymers, oxygenated chemicals, aromatics and specialty petrochemicals.

The statements in this press release that are not historical facts are, or may be deemed to be, “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Some of these statements can be identified by the use of forward-looking terminology such as “prospects,” “outlook,” “believes,” “estimates,” “intends,” “may,” “will,” “should,” “anticipates,” “expects” or “plans,” or the negative or other variation of these or similar words, or by discussion of trends and conditions, strategy or risks and uncertainties. In addition, from time to time, Millennium or its representatives have made or may make forward-looking statements in other filings that Millennium makes with the Securities and Exchange Commission, in press releases or in oral statements made by or with the approval of one of its authorized executive officers. These forward-looking statements are only present expectations. Actual events or results may differ materially. Factors that could cause such a difference include: the cyclicality and volatility of the segments of the chemical industry in which Millennium and Equistar Chemicals, LP (“Equistar”) operate, particularly fluctuations in the demand for ethylene, its derivatives and acetyls and the sensitivity of these industry segments to capacity additions; general economic conditions in the geographic regions where Millennium and Equistar generate sales, and the impact of government regulation and other external factors; the ability of Equistar to distribute cash to its partners and uncertainties arising from Millennium’s minority interest in Equistar and Millennium’s future capital commitments to Equistar; changes in the cost of energy and raw materials; the ability of raw material suppliers to fulfill their commitments; the ability of Millennium and Equistar to achieve their productivity improvement, cost reduction and working capital targets, and the occurrence of operating problems at manufacturing facilities of Millennium or Equistar; risks of doing business outside the United States, including currency fluctuations; the cost of compliance with the extensive environmental regulations affecting the chemical industry and exposure to liabilities for environmental remediation and other environmental matters relating to Millennium’s or Equistar’s current and former operations; pricing and other competitive pressures; and legal proceedings relating to present and former operations (including proceedings based on alleged exposure to lead paint and pigments, asbestos and other materials) and other claims. A further description of these risks, uncertainties and other matters can be found in Exhibit 99.1 to Millennium’s Report on Form 10-K for the year ended December 31, 2002. Millennium disclaims any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

# # #

(Tables follow)

Listen in live to Millennium's 2003 first quarter earnings
and outlook discussion on Tuesday, April 29th at 9:30 a.m. EDT via webcast at http://www.millenniumchem.com and click
on the Investor Relations icon.

The teleconference number is 973-935-8504.
Replay will be available until May 6, 2003 at 973-341-3080, reservation #3839719.

                          MILLENNIUM CHEMICALS INC.
                           CONSOLIDATED STATEMENTS OF OPERATIONS
                            (Millions, except per share data)

TABLE I
                                                            Three months ended
                                                                   March 31,
                                                         --------------------------
                                                            2003          2002
                                                         ------------  ------------
Net sales                                                $       415   $       351
Operating costs and expenses
   Cost of products sold                                         330           293
   Selling, development and administrative                        29            23
   Depreciation and amortization                                  27            25
                                                          ------------  ------------
Operating income                                                  29            10
Net interest expense                                             (22)          (21)
Equity in loss of Equistar    -  operating                       (27)          (24)
                              -  interest                        (14)          (15)
                              -  loss on sale of assets           (4)            -
Net other expense                                                  -            (1)
                                                          ------------  ------------

Loss before income taxes, minority interest and
   cumulative effect of accounting change                        (38)          (51)
(Provision for) benefit from income taxes                         (9)           20
                                                          ------------  ------------

Loss before minority interest and cumulative effect of
   accounting change                                             (47)          (31)
Minority interest                                                 (3)           (1)
                                                          ------------  ------------

Loss before cumulative effect of accounting change               (50)          (32)
Cumulative effect of accounting change                            (1)         (305)
                                                          ------------  ------------
Net loss                                                 $       (51)  $      (337)
                                                          ============  ============

Basic and diluted EPS ($/share)
                       - before accounting change        $     (0.78)  $     (0.50)
                       - from accounting change                (0.02)        (4.80)
                                                         ------------  ------------
                       - after accounting change         $     (0.80)  $     (5.30)
                                                         ============  ============

Weighted-average number of shares used to
compute basic and diluted EPS                                 63.853        63.477

                                               MILLENNIUM CHEMICALS INC.
                                                  SEGMENT INFORMATION
                                                    (Millions)
TABLE II
                                                2002                        2003
                           --------------------------------------------  ---------
                               1Q       2Q      3Q       4Q       FY           1Q
                           -------- -------- ------- -------- ---------  ----------
NET SALES
 Titanium Dioxide              262      300     296      271     1,129         288
 Acetyls                        65       83      91       95       334         102
 Specialty Chemicals            24       22      24       21        91          25
                           --------------------------------------------  ----------
 Reported                      351      405     411      387     1,554         415
 Equistar                      335      431     445      422     1,633         484
                           --------------------------------------------  ----------
 Pro Forma Total               686      836     856      809     3,187         899

OPERATING INCOME
 Titanium Dioxide               10       15      21       17        63          21
 Acetyls                        (7)       4       9        9        15           7
 Specialty Chemicals             4        2       2       (2)        6           2
 Other                           3        3       1        2         9          (1)
                           --------------------------------------------  ----------
 Reported                       10       24      33       26        93          29
 Equistar                      (24)       5      19      (20)      (20)        (27)
                           --------------------------------------------  ----------
 Pro Forma Total               (14)      29      52        6        73           2

DEPRECIATION AND AMORTIZATION
 Titanium Dioxide               20       20      21       22        83          22
 Acetyls                         3        3       3        2        11           3
 Specialty Chemicals             2        2       2        2         8           2
                           --------------------------------------------  ----------
 Reported                       25       25      26       26       102          27
 Equistar                       22       21      22       23        88          23
                           --------------------------------------------  ----------
 Pro Forma Total                47       46      48       49       190          50

CAPITAL SPENDING
 Titanium Dioxide               12       11      14       24        61           7
 Acetyls                         -        -       1        -         1           -
 Specialty Chemicals             1        1       3        4         9           1
                           --------------------------------------------  ----------
 Total                          13       12      18       28        71           8

Pro Forma Operating Income

Pro forma operating income includes the Company's underlying interest (29.5%) in Equistar's results, together with an allocation of costs incurred by the Company in connection with its interest in Equistar.

Pro Forma Depreciation and Amortization; Pro Forma Net Sales
Pro forma depreciation and amortization and pro forma net sales include depreciation and amortization and net sales, respectively, in accordance with GAAP together with the Company's underlying interest (29.5%) in Equistar's corresponding amounts.

                                     MILLENNIUM CHEMICALS
                                  CONSOLIDATED BALANCE SHEETS
                                            (Millions)

Table III
                                               March 31,             December 31,
                                                  2003                   2002
                                          -----------------     --------------------

ASSETS

Current assets
   Cash and cash equivalents                $        125         $        125
   Trade receivables, net                            225                  210
   Inventories                                       393                  406
   Other current assets                               82                   78
                                            -------------         ------------

          Total current assets                       825                  819

Property, plant and equipment, net                   852                  862
Investment in Equistar                               520                  563
Deferred income taxes                                 75                   75
Other assets                                          42                   42
Goodwill                                             106                  106
                                           --------------        -------------

          Total assets                      $      2,420         $      2,467
                                           =============         ============

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
     Notes payable                         $           3         $         4
     Current maturities of long-term debt              8                  12
     Trade accounts payable                          240                 274
     Income taxes payable                             44                  44
     Accrued expenses and other liabilities          132                 128
                                           --------------        -------------

          Total current liabilities                  427                 462

Long-term debt                                     1,246               1,212
Other liabilities                                    335                 335
                                           --------------        -------------

          Total liabilities                        2,008               2,009

Minority interest                                     23                  19
Shareholders' equity                                 389                 439
                                           --------------        -------------

          Total liabilities and
              shareholders' equity         $       2,420         $     2,467
                                           ==============        =============

                                  MILLENNIUM CHEMICALS INC.
                            CONSOLIDATED STATEMENTS OF CASH FLOWS
                                         (Millions)

TABLE IV
                                                              Three months ended
                                                                   March 31,
                                                            ----------------------------
                                                               2003            2002
                                                            ------------   -------------
Cash flows from operating activities:
  Net loss                                              $       (51)   $       (337)
     Adjustments to reconcile net loss to
        net cash used in operating activities:
           Cumulative effect of accounting change                 1             305
           Depreciation and amortization                         27              25
           Deferred income tax provision (benefit)                3             (24)
           Equity in loss of Equistar                            45              39
           Net change in trade working capital                  (31)            (11)
           Minority interest and other                            1               -
           Net change in other assets and liabilities            (9)            (30)
                                                         -----------   -------------

Cash used in operating activities                               (14)            (33)
                                                         -----------   -------------

Cash flows from investing activities:
   Capital expenditures                                          (8)            (13)
                                                         ------------  -------------

Cash flows from financing activities:
   Dividends to shareholders                                     (9)             (9)
   Net proceeds of borrowings                                    29              11
                                                         ------------   -------------

Cash provided by financing activities                            20               2
                                                         ------------   -------------

Effect of exchange rate changes on cash                           2               1
                                                         ------------   -------------
Decrease in cash and cash equivalents                             -             (43)
Cash and cash equivalents at beginning of year                  125             114
                                                         ------------   -------------

Cash and cash equivalents at end of period               $      125    $         71
                                                         ============   =============

                                      MILLENNIUM CHEMICALS INC.
                                   Earnings and EPS Reconciliation
                                    (Millions, except per share data)

Table V

                         Three months ended March       Three months ended March
                                 31, 2003                         31, 2002
                        -----------------------------  -----------------------------
                           Net Loss          EPS        Net Loss             EPS
                        --------------   -----------   -----------      ------------

Reported GAAP           $     (51)   $  (0.80)     $    (336)       $   (5.29)
                         ===========   ==========     ===========       ===========

Restated for LIFO-FIFO  $     (51)   $  (0.80)     $    (337)       $   (5.30)
Cumulative effect
 of accounting change:
   Goodwill write-off           -            -             305              4.80
   Asset retirement obligations 1         0.02               -                 -
Company's share of Equistar's
 loss on sale of assets         4         0.06               -                 -
                        ------------  ----------     ----------       ------------

Adjusted GAAP        $        (46)   $  (0.72)     $     (32)       $   (0.50)
                        ============  ==========     ==========       ============
--------------------------------
1 See Table V below for an explanation and quantification of the unusual items and a reconciliation between EPS, as adjusted for these unusual items, and EPS determined according to accounting principles generally accepted in the United States of America ("GAAP").